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                                                                Exhibit 10.10

                      DIRECTORS' DEFERRED COMPENSATION PLAN

                  CAPTEC NET LEASE REALTY, INC., a Delaware corporation (the "Company"), desires to establish a Directors' Deferred Compensation Plan (the "Plan") to assist it in attracting and retaining persons of competence and stature to serve as outside directors by enabling them to defer receipt of the fees payable to them by the Company for their services as directors.

                   Therefore, the Company hereby adopts the Plan as hereinafter set forth:

                   1. EFFECTIVE DATE. The Plan shall apply to all elections to defer made after its adoption and shall apply to all director's fees payable with respect to periods commencing with the Company's fiscal quarter which begins ______________.

                   2. PARTICIPATION. Each director of the Company (a) who is duly elected or appointed to the Company's Board of Directors and (b) who receives fees for services as a director, may elect to defer receipt of fees otherwise payable to him, as provided for in the Plan. Each such director who elects to defer fees shall be a Participant in the Plan.

                   3. ADMINISTRATION. The Company's Board of Directors appoints Patrick L. Beach and W. Ross Martin, each of whom is a director or officer of the Company who is not eligible to become a Participant, to act as an Administrator of the Plan (collectively, the "Administrators"). The Administrators shall serve at the pleasure of the Board of Directors and shall administer, construe and interpret the Plan. The Administrators shall not be liable for any act done or determination made in good faith. The Board of Directors shall have the power to designate additional or replacement Administrators at its discretion.

                   4. DEFERRALS.


                  (a) DEFERRAL ELECTION. Any eligible director may file with the
            Administrators of the Plan, prior to January 1 of each year (except for the year 1997, for which any filing must be made by the 10th day after the adoption of the plan) an election in writing to participate in the Plan for that year or for that year and succeeding years. Each director who first becomes eligible to participate after the date of the adoption of this Plan may make an election for the portion of the year in which he first became


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            eligible with respect to fees for services to be rendered after the date of such election. When a deferral election is filed, no fees will be paid for services so designated for that year (or portion thereof) or, if the election so provides, for that year and for succeeding years. If an election has been filed to participate in the Plan for succeeding years and a Participant wishes to discontinue deferral, an election to terminate participation in the Plan for any year must be filed prior to January 1 of that year.

                  (b) ACCOUNTING. The Company shall maintain appropriate records which shall list and reflect each Participant's credits and valuations ("Deferral Accounts"). The Company shall credit to each Participant's Deferral Account an amount equivalent to the fees that would have been paid to him if he had not elected to participate in the Plan. The credit shall be made on the date on which the fee would have been paid absent a deferral election. No funds shall be segregated into the Deferral Account of Participants; said accounts shall represent a general unsecured obligation of the Company.

                  (c) VALUATION. Until the first distribution is made to a
            Participant, amounts credited to a Deferral Account of such Participant shall be increased or decreased as measured by the market value of the Company's Common Shares, without par value (the "Common Shares"), plus the value of dividends or other distributions on the Company's Common Shares. Each amount credited to a Deferral Account shall be assigned a number of Common Share Units (including fractions of a Common Share) determined by dividing the amount credited to the Deferral Account, whether in lieu of payment of fees for service as a director or as a dividend or other distribution attributable to such Common Share Units, by the fair market value of a share of the Company's Common Shares on the date of credit. Fair market value shall be the mean between the high and low selling price of a share of the Company's Common Shares on the New York Stock Exchange on the applicable date or, if no sales occurred on such date, on the most recent earlier date on which sales occurred. Each Common Share Unit shall have the


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            value of a Common Share of the Company. The number of Common Share
            Units shall be adjusted to reflect stock splits, stock dividends or other capital adjustments effected without receipt of consideration by the Company.

                   5. DISTRIBUTION. A Participant shall elect in writing, at the time he makes each deferral election under subparagraph 4(a), the year in which distribution of the credits to his Deferral Account to which the deferral election relates shall commence, and whether distribution will be made in a lump sum or in installments, as permitted in the second succeeding sentence of this
Section 5. Payment shall commence not earlier than the January 1 following the year in which the Participant attains age 55, and not later than the January 1 following the year in which the Participant attains age 72. Commencing immediately prior to the first distribution to a Participant and continuing thereafter, amounts credited to the Deferral Account of such Participant shall be credited with interest, compounded quarterly, calculated at a rate per annum for each fiscal quarter of the Company equal to the prime rate of interest published in THE WALL STREET JOURNAL on the first business day of that quarter. Payment may be made in one lump sum, or in five or ten equal annual installments of the Deferral Account balance allocated to such installment payments determined as of the December 31 immediately preceding commencement of distribution, with each payment accompanied by any interest credited during the period preceding payment of the installment. The time of and method of distribution of benefits may vary with each separate election, but each election shall be irrevocable. The Deferral Accounts do not represent rights to acquire the Company's Common Shares; payment shall only be made in cash.

                   6. DEATH OR DISABILITY.

                           (a) If a Participant's service is terminated by reason of death or disability prior to the distribution of any portion of his benefits, the Company shall, within ninety (90) days of the date of service termination, commence distribution of benefits to the Participant (or to the beneficiary or beneficiaries in the event of death). Distribution shall





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         be made in accordance with the method of distribution elected by the
         Participant pursuant to paragraph 5 hereof. If a Participant's death or disability occurs after distribution of benefits hereunder has begun, the Company shall continue to make distributions to the Participant (or to the beneficiary or beneficiaries in the event of death) in accordance with the methods of distribution elected by the Participant pursuant to paragraph 5 hereof.

                           (b) Each Participant may designate one or more beneficiaries to receive distributions in the event of Participant's death by filing with the Company a beneficiary designation on a form provided. The designated beneficiary or beneficiaries may be changed by a Participant at any time prior to his death by the delivery to the Company of a new beneficiary designation form. If no beneficiary shall have been designated, or if no designated beneficiary shall survive the Participant, distributions pursuant to this provision shall be made to the Participant's estate.

                   7. ASSIGNMENT AND ALIENATION OF BENEFITS. To the extend permitted by law, the right of any Participant to any account, benefit or payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant, and no account, benefit or payment shall be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

                   8. AMENDMENT OR TERMINATION. The Board of Directors of the Company may terminate this Plan at any time or amend it at any time and from time to time. No amendment or termination of this Plan shall affect the rights of a Participant accrued prior thereto.

                   9. TAXES. The Company shall not be responsible for the tax consequences under federal, state or local law of any election made by any Participant under the Plan. All payments under the Plan shall be subject to withholding and reporting requirements to the extent permitted by applicable law.

                   10. APPLICABLE LAW. This Plan shall be interpreted under the laws of the State of Delaware.




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                  IN WITNESS WHEREOF, the Company has caused this Plan to be adopted, and executed by its President, this ____ day of _____________, 1997.


                                       CAPTEC NET LEASE REALTY, INC.


                                       By:  ____________________________
                                                Patrick L. Beach, President







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